EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of MidAmerican Energy Holdings Company dated March 7, 2014 of our report dated February 26, 2013 related to the consolidated financial statements and financial statement schedule of NV Energy, Inc. and subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
March 7, 2014